MOBIFORM Software Inc.

Mobiform Software Letter to Shareholders

June 22, 2009

Mobiform Software, Inc., (OTCBB:MOBS) would like to take a moment and thank our shareholders for their ongoing support.

Mobiform was started with initial seed capital from our founder and angel investors. With a significant round of financing in 2007, we were given the opportunity to execute our business plan.

Over the past two years we have been able to assemble and train a world class software development team enabling us to attract Fortune 500 companies such as Microsoft, Intel, Emerson and General Dynamics who have sought our consulting and training expertise. Mobiform talent has been used in software products that train our military, monitor our country's electricity grid, entertain us in Las Vegas, and help us choose the best seats for watching one of the top NBA basketball teams.

As we reached milestones in our technology development, we posted trials and evaluation downloads of our software on our website. To date, these trials have been downloaded more than 7500 times. Some of the companies that have downloaded our technology have subjected our software to rigorous testing and thereafter contacted us to use our technology in the software products they are developing. These relationships have resulted in several licensing agreements. These agreements are expected to generate long term recurring revenues for us. The companies that have licensed our technology cross a range of vertical markets including

- Business Application Solutions
- Industrial Monitoring and Control
- Financial Services
- Healthcare

For more information on these agreements, see the 'News' section of our website at www.Mobiform.com.

Some of these licensing agreements were signed in the latter half of 2008 and others in 2009. It should be noted that there is typically a delay in revenue recognition from these types of agreements. It will take time for our licensees to complete their products and bring them to market. We project that we will begin to see revenue from these agreements starting in the fourth quarter of 2009 with more significant revenues being generated in

2010. We anticipate solid year after year revenue growth as these software applications mature and are widely adopted.

Creating sophisticated software products is a complex, expensive and high risk endeavor. Many projects never complete, or run grossly over time and budget. The development team at Mobiform has, in the past two years designed, developed and delivered our own world class solution for monitoring information and data. This application ("Status") will be used as a monitoring solution for manufacturing and heavy industry, and also has application in health care, facilities management, smart grid and financial services.

"We are impressed with the progress Mobiform has made.... their team has done a tremendous job" - Forest Key, Group Product Manager of the .NET Developer Tools Division, Microsoft Corp.

We announced the release of Status in the first quarter of 2009. Over the past few months, we have been assembling a sales channel to sell the software. To date we have signed four reseller agreements to have our software distributed in the UK, Korea, Indonesia and Mexico, with several other resellers currently in the product evaluation phase. We have also been contacted by a number of Fortune 500 companies with interest in using portions of our technology in their products, or licensing and reselling our Status solution.

As Mobiform moves forward we will be looking to expand our business through the acquisition of synergistic companies with products and services that complement what we have developed. As we grow, we envision creating the "Mobiform Group of Companies" that leverage the same core technology into numerous software products and vertical markets.

The management and employees at Mobiform are very proud of what has been accomplished to date and are very excited and optimistic about our future. We would like to thank you for your ongoing support and the trust you have placed in us. We will continue to do our best to grow the business and build shareholder value.

Respectfully,

Ronald A. DeSerranno
CEO
MOBIFORM Software, Inc.
1255 N. Vantage Point Dr. Suite A
Crystal River, FL 34429
http://www.mobiform.com
Tel: +1.352.564.9610
Fax: +1.352.564.9611

Disclaimer

The words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," and similar expressions used in this overview are intended to identify forward-looking statements. The reader should not place undue reliance on these forward-looking statements. The reader should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

This overview does not constitute an offer to sell any securities nor is a solicitation of an offer to buy any securities. This information is for research and due diligence purposes only. If additional information of due diligence is needed, interested parties may contact Kathleen O'Keefe at the company's headquarters at (352) 564-9610. All information is provided as of the date on the cover page of this overview and we assume no obligation to update any such information.